Exhibit 15.6

King & Wood Mallesons

18th Floor, East Tower, World Financial Center,

No.1 Dongsanhuan Zhonglu, Chaoyang District Beijing 100020, P.R. China

To:

NaaS Technology Inc.

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

May 9, 2024

Dear Sir or Madam,

We, King & Wood Mallesons, refer to NaaS Technology Inc.’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on or around May 9, 2024.

We, being the PRC legal advisor to the Company in connection with the Annual Report, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the Annual Report, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the Annual Report.

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

Yours faithfully,

/s/ King & Wood Mallesons
King & Wood Mallesons